CODE OF ETHICS
                                     OF THE
                               OPPENHEIMER FUNDS,
                            OPPENHEIMER FUNDS, INC.
                    (INCLUDING AFFILIATES AND SUBSIDIARIES)
                                      AND
                      OPPENHEIMER FUNDS DISTRIBUTOR, INC.
                            DATED AS OF MAY 25, 2012

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1. INTRODUCTION AND PURPOSE OF THE CODE OF ETHICS.


                    OppenheimerFunds, Inc. ("OFI") and its affiliates and subsidiaries that are registered investment advisers, owe a fiduciary responsibility to their investment advisory clients, including the Oppenheimer Funds (defined below). Accordingly, every employee of an investment adviser owes those clients a duty of undivided loyalty. Our clients entrust us with their financial well-being and expect us to act in their best interests at all times. We seek to maintain a reputation for fair dealing, honesty, candor, objectivity and unbending integrity by conducting our business in a manner consistent with our shared values and principles of trust.

The investment companies for which OFI acts as investment adviser (the "Oppenheimer Funds"), OFI, OppenheimerFunds Distributor, Inc., the principal underwriter of the Oppenheimer Funds ("OFDI"), and certain of OFI's other subsidiaries or directly controlled affiliates(1) (hereinafter, these entities are collectively referred to as "OppenheimerFunds") have adopted this Code of Ethics ("Code") in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended ("Investment Company Act"), and/or Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act").

                    This Code establishes standards of conduct expected of all Employees and addresses conflicts that arise from Employees' personal trading and other activities. EVERY EMPLOYEE OF OPPENHEIMERFUNDS IS EXPECTED TO FULLY UNDERSTAND AND ADHERE TO THE POLICIES AND PROCEDURES SET FORTH IN THIS CODE. As each Employee must be aware, we work in a highly regulated industry and are governed by an ever-increasing body of federal, state, and international laws and numerous rules and regulations which, if not observed, can subject OppenheimerFunds and/or an Employee to regulatory sanctions.

                    The Code is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of the Oppenheimer Funds, other investment companies and other clients for which OppenheimerFunds acts as adviser or sub-adviser (collectively, "Advisory Clients") may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 17j-1 and Rule 204A-1.

                    Although the Code is intended to provide each Employee with guidance and certainty as to whether certain actions or practices are permissible, it does not cover every potential conflict an Employee may face. In this regard, OppenheimerFunds also maintains other compliance policies and procedures (including, among others, a Code of Conduct, a Gift Policy, a Policy Designed to Detect and Prevent Insider Trading and a Policy Governing Dissemination of Fund Portfolio Securities Holdings) that may be directly applicable to an Employee's specific responsibilities and duties. (Those other policies and this Code are available to all OppenheimerFunds employees through OppenheimerFunds' internal employee website (OPnet).)

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1 As of the date of adoption of this Code, the other subsidiaries or directly controlled affiliates of OFI (for purposes of this Code) include: Centennial Asset Management Corporation, OFI Institutional Asset Management, Inc.; HarbourView Asset Management Corporation; OFI Private Investments, Inc., OFI Trust Company, and Oppenheimer Real Asset Management, Inc. With respect to subsidiaries and affiliates that are broker-dealers but not investment advisers, certain provisions of this Code may not apply; such as the provisions describing the duties an entity owes to advisory clients.

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Nevertheless, this Code should be viewed as a guide for each Employee and
OppenheimerFunds with respect to how we must conduct our business consistent with our guiding tenet that the interests of our clients and customers must always come first.

                    If you have any questions about this Code, you should discuss them with the Code Administrator as promptly as possible to ensure that you remain in compliance with the Code at all times. In the event that any provision of this Code conflicts with any other OppenheimerFunds policy or procedure, the provisions of this Code shall apply. You are expected to adhere to all company policies at all times.

                    ALL OPPENHEIMERFUNDS EMPLOYEES ARE EXPECTED TO READ THIS CODE CAREFULLY AND OBSERVE AND ADHERE TO IT AT ALL TIMES. All OppenheimerFunds Employees have an obligation to provide notice to the Code Administrator on a timely basis if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

          2. STATEMENT OF GENERAL PRINCIPLES. In general, every Employee must observe the following principles with respect to his or her personal investment activities:

     (a) At all times, each Employee must place the interests of Advisory Clients first;

     (b) All personal securities transactions of each Employee must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of the Employee's position of trust and responsibility; and

     (c) No Employee should take inappropriate advantage of his or her position at OppenheimerFunds, by, for example, utilizing confidential or proprietary information of OppenheimerFunds or an Advisory Client for the Employee's personal benefit.

3. STANDARDS OF BUSINESS CONDUCT.

                    Although the reporting requirements in Section 9 of this Code apply to all Employees, the specific trading and pre-approval provisions in sections 7 and 8 are concerned primarily with those investment activities of an "Access Person" and an "Investment Person" (as defined in Section 4) who may benefit from or interfere with the purchase or sale of portfolio securities by Advisory Clients. However, all Employees are prohibited from using information concerning the investment intentions of Advisory Clients for personal gain or in a manner detrimental to the interests of any Advisory Client. In this regard, each Employee also should refer to the separate Code of Conduct which governs certain other activities of Employees.

                    In addition to this Code and the separate Code of Conduct, all Employees must comply with the following general standards of business conduct:

                    (a) COMPLIANCE WITH LAWS AND REGULATIONS. All Employees must comply with all U.S., foreign state and local laws, rules and regulations applicable to the business or

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operations of OppenheimerFunds, including, but not limited to, the U.S. federal securities laws.(2) In particular, Employees (including all Access or Investment Persons) are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by an Advisory Client, to:

     (i)  employ any device, scheme or artifice to defraud such Advisory
          Client;

     (ii) make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Advisory Client; or

     (iv) engage in any manipulative act or practice with respect to such Advisory Client.

     (b) CONFLICTS OF INTEREST. As an investment adviser, Oppenheimer Funds has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Advisory Clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. All Employees must try to avoid situations that have even the appearance of conflict or impropriety. (See also the section titled "Conflicts of Interest" in the separate Code of Conduct.)

     (c) CONFLICTS AMONG CLIENT INTERESTS. Conflicts of interest may arise when OppenheimerFunds or its Employees have reason to favor the interests of one client over another client (E.G., larger accounts over smaller accounts, accounts having higher management fees rates or providing performance fees, over accounts not having such fees, accounts in which Employees have made material personal investments, accounts of close friends or relatives of Employees). Such inappropriate favoritism of one client over another client by an investment adviser is expressly prohibited and would constitute a breach of fiduciary duties. Conflicts of interest may not always be clear-cut. Any Employee who becomes aware of a potential conflict involving an Advisory Client account should bring it to the attention of the Compliance Department or the Legal Department. (See also the section titled "Conflicts of Interest" in the separate Code of Conduct.)

                    (d) COMPETING WITH CLIENT TRADES. All Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit

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2 For purposes of this Code, "U.S. federal securities laws" include, but are not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (privacy), any rules adopted by the U.S. Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury (anti-money laundering).

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personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. This means that no Employee may purchase or sell a security for his or her personal account with actual knowledge that an order to buy or sell the same security has been made for an Advisory Client or is being considered for an Advisory Client until such information is made publicly available. Conflicts raised by personal securities transactions also are addressed more specifically in Sections 5-8 of this Code.

     (e) CONFIDENTIALITY OF ADVISORY CLIENT TRANSACTIONS. Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning Securities "Being Considered for Purchase or Sale" by any Advisory Client shall be kept confidential by all Employees. Following such a transaction, such information may only be disclosed by an Employee in accordance with OppenheimerFunds' Policy Governing Dissemination of Fund Portfolio Securities Holdings or any other related policies adopted by OppenheimerFunds from time to time. (See also the section titled "Confidentiality" in the Code of Conduct.)

                    (f) DISCLOSURE OF PORTFOLIO HOLDINGS OF THE OPPENHEIMER FUNDS. Until publicly disclosed, an Oppenheimer Fund's portfolio holdings are proprietary, confidential business information. All Employees are subject to OppenheimerFunds' and the Funds' separate "Policy Governing Dissemination of Fund Portfolio Securities Holdings" which sets forth the conditions under which an Employee may disclose information about an Oppenheimer Fund's portfolio holdings. In general, the policy is designed to assure that information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and to prevent that information from being used in a manner that could negatively affect a fund's investment program or otherwise enable third parties to use that information in a manner that is not in the best interests of a Fund. Generally, any non-public portfolio holding information may only be distributed pursuant to a confidentiality agreement approved by OppenheimerFunds'
Legal Department.

(g) INSIDER TRADING. All Employees are subject to OppenheimerFunds' Policy Designed to Detect and Prevent Insider Trading which is considered an integral part of this Code. In general, all Employees are prohibited from trading, either personally or on behalf of others, in any security while in possession of material, nonpublic information concerning that security.
Material, nonpublic information not only relates to an issuer's securities but also includes, without limitation, securities recommendations of the OppenheimerFunds and portfolio holdings and transactions involving an Oppenheimer Fund. Accordingly, Employees are prohibited from purchasing or selling an Oppenheimer Fund's shares based on material, nonpublic information concerning such fund. Employees are also prohibited from communicating material, nonpublic information to others in violation of federal or state law.

                     You must immediately notify the Legal and Compliance Departments if you expect to receive material, nonpublic information concerning any security or you have or may have come into possession of such information. Specifically, you must not (i) disclose the information to anyone, except officers of the Compliance or Legal Departments, (ii) purchase or sell the relevant securities or (iii) recommend that others purchase or sell the securities to which the information relates.

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(h) PERSONAL SECURITIES TRANSACTIONS. All Employees must strictly comply with
OppenheimerFunds' policies and procedures regarding personal securities transactions. As explained in further detail throughout this Code, the Code sets forth the certain standards for personal trading by persons subject to its provisions. For example, no Employee may purchase or sell a security for his or her personal account with actual knowledge that an order to buy or sell the same security has been made for an Advisory Client or is being considered for an Advisory Client, until such information is made publicly available. In general, persons who may have greater access to investment and trading information (I.E., Access Persons and Investment
Persons) are subject to greater restrictions on their trading. (See also the section titled "Personal Investments" in the Code of Conduct.)

                    (i) INTERNAL REPORTING OF VIOLATIONS. All Employees must report matters involving violations of this Code promptly to the Code Administrator (and to
OppenheimerFunds' Chief Compliance Officer if different than the Code Administrator). You can report a violation on a confidential or anonymous basis. OppenheimerFunds does not permit retaliation against employees for reports submitted in good faith. Reports of violations will be investigated and appropriate actions will be taken by the Code Administrator or the Code of Ethics Oversight Committee. Please refer to the separate Code of Conduct and "Whistleblower" procedures for additional information.

     (j) RESTRICTIONS ON OUTSIDE BUSINESS ACTIVITIES. Any Employee's outside business activities may create a potential or actual conflict of interest with the best interests of OppenheimerFunds or its Advisory Clients or may interfere with an Employee's duties and responsibilities to OppenheimerFunds. Accordingly, no Employee may serve as a director, trustee, officer, owner or partner of any other for-profit business organization or as a director, trustee or officer of a non-profit organization (E.G., school board, hospital, professional or social organization), without prior written approval of the Employee's department manager or supervisor AND the prior written approval of the General Counsel of OppenheimerFunds, the Code Administrator or the General Counsel's or Code Administrator's designees. (See also the section titled "Conflicts of Interest" in the Code of Conduct for additional information on Outside Business Activities.)

     (k) RESTRICTIONS ON GIFTS FROM BUSINESS ASSOCIATES. All Employees are subject to OppenheimerFunds separate Gift Policy which is considered an integral part of this Code. In general, Employees must limit any gifts or entertainment received from or given to any person or entity that does business with or on behalf of OppenheimerFunds or an Advisory Client. (Please refer to the Gift Policy for specific guidelines and information.)

4. DEFINITIONS - As used herein:


                    "ADVISORY CLIENT" means any Oppenheimer Fund, other investment company or other client for which OppenheimerFunds acts as adviser or sub-adviser.

                    "ACCESS PERSON" means any officer, director, general partner, Investment Person, trustee or certain other Employee (as described immediately below) of: OppenheimerFunds, any of the Oppenheimer Funds, any other entity adopting this Code; or any persons directly

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controlled by OppenheimerFunds who directly or indirectly control (as defined in the Investment Company Act) the activities of such persons.

                    An Access Person also means any natural person in a control (as defined in the Investment Company Act) relationship to any Oppenheimer Fund or OppenheimerFunds (or any company in a control relationship to an Oppenheimer Fund or OppenheimerFunds) who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

                    Notwithstanding the definitions above, for purposes of the personal account requirements under Section 6, the restrictions on trading under Section 7, the reporting requirements under Section 9 and the certification requirements under Section 10 of this Code, an "Independent Director" of an Oppenheimer Fund is NOT considered an Access Person.

An Employee also is an Access Person if:

     (i) in connection with his or her regular functions or duties, that Employee makes, participates in, or obtains information regarding, the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     (ii) the Employee has access to timely information relating to investment management activities, research and/or client portfolio holdings and those who in the course of their employment regularly receive access to trading activity of Advisory Clients; or

     (iii) the Employee has been notified in writing by the Code Administrator (or a designee) that the Employee has been designated as an Access Persons by the Code Administrator by virtue of the nature of the Employee's duties and functions.

                    "BENEFICIAL INTEREST" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security.

You are deemed to have a Beneficial Interest in the following:

     (i)  Any Security owned individually by you;

     (ii) Any Security owned jointly by you with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations);

     (iii) Any Security in which a Family Member has a Beneficial Interest if the Security is held in an account over which you have decision


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          making authority (for example, you act as trustee, executor, or guardian or you provide investment advice);

     (iv) Accounts held by a Family Member. This presumption may be rebutted by convincing evidence that the profits derived from transactions in the Securities will not provide you with any economic benefit;

     (v) Your interest as a general partner or manager/member in Securities held by a general or limited partnership or a limited liability company;

     (vi) Your interest as a member of an "investment club" or an organization that is formed for the purpose of investing a pool of monies in Securities;

     (vii) Your ownership of Securities as trustee of a trust in which either you or a Family Member has a vested interest in the principal of income of the trust or your ownership of a vested interest in a trust;

                    You do not have a beneficial interest in Securities held by a corporation, partnership, limited liability company, or other entity in which you hold an equity interest unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

                    If you are unsure if an account is within the definition of Personal Account or whether you would be deemed to have a beneficial interest in an account, please contact the Code Administrator.

                    "CODE ADMINISTRATOR" is the person appointed by OppenheimerFunds as responsible for the day-to-day administration of the Code.


                    "CODE OF CONDUCT" is a separate set of guidelines that defines the standards to which all Employees of OppenheimerFunds and its subsidiaries and affiliates are expected to adhere during the course of their employment with, and when conducting business on behalf of, OppenheimerFunds.

                    "CODE OF ETHICS OVERSIGHT COMMITTEE" is the committee of OFI having the responsibilities described in sections 12 and 13 of this Code.

                    "DISCRETIONARY ACCOUNT" means a Personal Account in which you have completely turned over decision-making authority to a professional money manager (who is not a Family Member or not otherwise covered by this Code) and you have no direct or indirect influence or control over the account. (Such Discretionary Accounts are often referred to as "professionally managed," "controlled" or "managed" accounts.)

                    "EMPLOYEE" means any person deemed to be an employee of OppenheimerFunds or a "supervised person" of OppenheimerFunds for purposes of the Advisers Act. For purposes

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of this Code, a director of OFI is not considered an Employee solely by reason of being a director of OFI.

                    "EXCHANGE-TRADED FUNDS" or "ETFS" are typically open-end funds or unit investment trusts listed on a stock exchange.

                    "FAMILY MEMBER" means your spouse, minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household. In addition, you are deemed to have a Beneficial Interest in accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support).

                    In a situation in which the status of a "Family Member" is in question, the person shall be presumed to be a "Family Member" for purposes of this Code. It is the Employee's burden to affirmatively rebut the presumption to the Code Administrator that the person should not be deemed to be a "Family Member" within this definition.

                    "INDEPENDENT DIRECTOR" means any director or trustee of an Oppenheimer Fund who is not an "interested person" (as that term is defined by Section 2(a)(19) of the Investment Company Act) of the Fund. Notwithstanding the definition of an Access Person above, for purposes of this Code, an Independent Director is NOT considered an Access Person.

"INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, as amended ("1933 Act"), the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"INVESTMENT PERSON" means an Access Person who also is (i) a Portfolio
Manager,
(ii) a securities analyst or trader who provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions, (iii) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding an Advisory
Client's purchase or sale of securities, (iv) any Employee who works directly with a Portfolio
Manager or in the same department as the Portfolio Manager or (v) any natural person in a control relationship to an Oppenheimer Fund or OppenheimerFunds who obtains information concerning recommendations made to the Oppenheimer Fund with regard to the purchase or sale of Securities by the Oppenheimer Fund.

In addition to the above definitions, an Employee is an "Investment Person" if the
Employee has been notified in writing by the Code Administrator (or a designee) that the
Employee has been designated as an "Investment Person" by the Code Administrator by virtue of the nature of the Employee's duties and functions.


"OPPENHEIMERFUNDS" means (for purposes of this Code) Oppenheimer Funds, Inc.; Centennial Asset Management Corporation; OFI Institutional Asset Management, Inc.; HarbourView Asset Management Corporation; OFI Private Investments, Inc.; Oppenheimer Real Asset Management, Inc.; and
OppenheimerFunds Distributor, Inc.

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"OPPENHEIMER FUND" means any investment company registered under the
Investment Company Act for which OppenheimerFunds serves as the investment adviser or for which OFDI serves as the principal underwriter.

"PERSONAL ACCOUNT" means any account owned by, or in the name of, an OppenheimerFunds Employee or Access Person in which Securities may be held or any such account in which an Employee (including an Access or Investment Person) has a Beneficial Interest.

                    "PORTFOLIO MANAGER" means an Access Person who has direct responsibility and authority to make investment decisions affecting a particular Advisory Client.

                    "PRIVATE PLACEMENT" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to rules 504, 505 or 506 under the 1933 Act.

                    "SECURITY" means, except as noted below, generally any investment, instrument, asset or holding, whether publicly or privately traded, and any option, future, forward contract, listed depository receipts (E.G., ADRs, ADSs, GDRs) or other obligation involving securities or index thereof, including an instrument whose value is derived or based on any of the above ("derivative"). A Security also includes any instrument that is convertible or exchangeable into a security or which confers a right to purchase a security.

                    For purposes of the Code, the term "Security" specifically includes shares of any Oppenheimer Fund or an exchange-traded fund.

For purposes of this Code, the term "Security" does NOT include:

     (i) Shares of a registered open-end investment company (other than an Oppenheimer Fund or ETF), shares of a money market fund that holds itself out as a money market fund under Rule 2a-7 of the Investment Company Act, or shares of unit investment trusts that invest exclusively in registered open-end investment companies;

     (ii) Direct obligations of the U.S. government (E.G., Treasury securities) or any derivative thereof;

     (iii) Investment grade short-term debt instruments, such as bank certificates of deposit, banker's acceptances, repurchase agreements, and commercial paper;

     (iv) Insurance contracts, including life insurance or annuity contracts;

     (v) Direct investments in real estate, private business franchises or similar ventures; or

     (vi) Physical commodities (including foreign currencies) or any derivatives thereof.


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  "SECURITY HELD OR TO BE ACQUIRED" by an Advisory Client means any Security that, within the most recent 15 days (i) is or has been held by the Advisory Client or (ii) is being considered by the Advisory Client or its investment adviser for purchase by the Advisory Client. A "Security Held or to Be Acquired" also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Security.

                    A security is "BEING CONSIDERED FOR PURCHASE OR SALE" from the time an order is given by or on behalf of the Portfolio Manager to the order room of an Advisory Client until the time all orders with respect to that security are completed or withdrawn.

                    "SUB-ADVISER" means an investment adviser that acts as an investment sub-adviser to a portfolio advised by OppenheimerFunds and is not affiliated with OppenheimerFunds.

                    "SUPERVISED PERSON" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of OppenheimerFunds, or other person who provides investment advice on behalf of OppenheimerFunds and is subject to the supervision and control of OppenheimerFunds.

5. SHORT-TERM TRADING IN OPPENHEIMER FUNDS.


                    OppenheimerFunds policy is to prevent disruptive short-term trading in the Oppenheimer Funds. Accordingly, when purchasing, exchanging, or redeeming shares of Oppenheimer Funds, all Employees must comply in all respects with the policies and standards set forth in the funds' prospectuses, including specifically the restrictions on market timing activities, exchanges and redemption policies.

                    Any Employee who redeems shares of an Oppenheimer Fund purchased within the preceding 30 days (a "short-term trade") must report that short-term trade to the Code Administrator no more than two business days after the redemption. The Employee may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if the Employee fails to report the short-term trade in a timely manner or the Code Administrator determines that the short-term trade was detrimental to the interests of the Oppenheimer Fund or its shareholders. For purposes of this paragraph, a redemption includes a redemption by any means, including an exchange from the Fund.

                    This policy does not cover purchases, redemptions or exchanges (i) into or from money market funds, or (ii) effected on a regular periodic basis through systematic plans, such as automatic monthly redemptions to a checking or savings account.

6. REQUIREMENTS FOR ALL PERSONAL ACCOUNTS.


                    Every Employee must obtain pre-approval before opening a new Personal Account with a financial firm or institution (E.G., broker, dealer, adviser, or any other professional money manager), including accounts opened by Family Members. Pre-approval is not required prior to opening any account that does not have the ability to hold Securities (I.E., a traditional checking account) or an internal OppenheimerFunds account.

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                    An Employee may maintain Personal Accounts with the
financial firm of his or her choice, provided the firm is able to provide copies of the Employee's account statements to the Code Administrator and such statements are being provided. However, the Code Administrator or the Code of Ethics Oversight Committee may require any Employee to maintain his or her Personal Accounts with specified firms or prohibit any Employee from maintaining his or her Personal Accounts with specified firms.

7. ACCESS PERSONS--PROHIBITED TRANSACTIONS IN SECURITIES.

 A. AN ACCESS PERSON IS PROHIBITED FROM:

     (i) purchasing any Security in an Initial Public Offering or Private Placement, without pre-approval from the Code Administrator. If an Access Person seeks pre-approval for the acquisition of a Security in a Private Placement or an Initial Public Offering, the Access Person shall set forth in detail the rationale for the transaction.

     (ii) purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships, without pre-approval from the Code Administrator;

     (iii) selling a security short, except a short sale as a hedge against a long position in the same security if such short sale has been identified to and pre-approved by the Code Administrator; and

     (iv) purchasing or selling in his or her Personal Account options or futures, other than options and futures related to broad-based indices, U.S. Treasury securities, currencies and long portfolio positions in the same or a substantially similar security.

 B. TRANSACTIONS EXEMPT FROM THESE PROHIBITIONS AND PRE-CLEARANCE


REQUIREMENTS. The following transactions by Access Persons are exempt from the prohibitions of this Section 7 and do not require pre-clearance:

     (i)  Purchases or sales of Securities made in a Discretionary Account;

     (ii) Involuntary purchases or sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

     (iii) Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.


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     (iv) Transactions described in Section 7.A. (i) -- (iv) by a director who is not otherwise an employee of OFI; provided, that such a director does not have actual knowledge that an order to buy or sell the same securities described in Section 7.A. (i) -- (iv) has been made for an Advisory Client or is being considered for an Advisory Client until such information is made publicly available.


                    C. DURATION OF PRE-APPROVALS. Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted or as otherwise specified by the Code Administrator.

8. INVESTMENT PERSONS--PROHIBITED TRANSACTIONS IN SECURITIES.

 A. PRE-APPROVAL. Every Investment Person must obtain pre-approval of every Securities transaction in his or her Personal Account, except as noted below in this section 8.C.

B. AN INVESTMENT PERSON IS PROHIBITED FROM:

     (i) purchasing any Security in an Initial Public Offering or Private Placement, without pre-approval from the Code Administrator.

     Any Investment Person who has purchased a Security in a Private Placement or an Initial Public Offering for his or her Personal Account must disclose that investment to the Code Administrator before he or she participates in the subsequent consideration of an investment in Securities of the same or a related issuer for an Advisory Client. An independent review of the Advisory Client's proposed investment shall be conducted by the Code Administrator and/or Investment Persons who do not have an interest in the issuer.

     (ii) purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships, without pre-approval from the Code Administrator;

     (iii) selling a security short, except a short sale as a hedge against a long position in the same security if such short sale has been identified to and pre-approved by the Code Administrator; and

     (iv) purchasing or selling in his or her Personal Account options or futures, other than options and futures related to broad-based indices, U.S. Treasury securities, currencies and long portfolio positions in the same or a substantially similar security.

                    C. TRANSACTIONS EXEMPT FROM THESE PROHIBITIONS AND PRE-APPROVAL REQUIREMENTS. The following transactions by an Investment Person are exempt from the prohibitions of this Section 8 and do not require pre-approval:

     (i) DISCRETIONARY ACCOUNT. Purchases or sales of Securities made in a Discretionary Account do not require pre-approval. Any Investment Person claiming to have a Discretionary Account must first provide a written explanation to the Code Administrator describing the circumstances or arrangements of the Discretionary Account and reasons why the Investment Person believes the account should be considered a Discretionary Account. The Code Administrator may require pre-approval of any Discretionary Account.

     (ii) TRANSACTIONS OF ANY OPEN-END NON-OPPENHEIMER FUND. A purchase or sale of shares of any open-end non-Oppenheimer Fund or open- end Oppenheimer Fund that the Investment Person does not serve in the capacity, or perform the functions that warrant him or her to be identified as an Investment Person, does not require pre- approval. Pre-approval is required for transactions in an open-end investment company for which OppenheimerFunds is the investment sub-adviser and the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.

    (iii) Exchange-traded funds.

     (iv) Securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises do not require pre-approval;

     (v) Bankers' acceptances, bank certificates of deposit, commercial paper, and short-term debt instruments (including repurchase agreements), provided such debt instruments have a maturity at the date of issuance of less than 366 days and are rated in one of the two highest rating categories by a nationally recognized statistical rating organization do not require pre-approval;

     (vi) Involuntary purchases or sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest do not require pre-approval; or

     (vii) Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata


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

distribution to all holders of a class of Securities of such issuer and the sale of such rights do not require pre-approval.

                    D. SEVEN-DAY BLACKOUT PERIOD. No Investment Person may purchase or sell any Security for his or her Personal Account within seven calendar days before or seven calendar days after the same Security is purchased or sold by an Advisory Client for whom the Investment Person serves in the capacity, or performs the functions, that warrant him or her to be identified as an Investment Person. Provided however, the Code Administrator may exclude from this provision trades for an Advisory Client that are programmatic in nature and do not represent a substantive investment decision with respect to any particular Security (E.G., a program trade to sell pro-rata portions of each Security in an Advisory Client's portfolio). The Code Administrator shall maintain a record of such transactions.

                              If an Investment Person obtains pre-approval
pursuant to this Section 8 for a transaction in a Security, and a transaction in the same Security for an Advisory Client for which that Investment Person acts as an Investment Person takes place within a period of seven calendar days following the Investment Person's transaction, the Investment Person's transaction may be reviewed further by the Code Administrator or the Code of Ethics Oversight Committee to determine the appropriate action, if any. For example, the Code Administrator or the Committee may recommend that the Investment Person be subject to a price adjustment to ensure that he or she did not receive a better price than the Advisory Client.

                    E. DE MINIMIS EXCEPTION TO THE SEVEN-DAY BLACKOUT PERIOD. Purchases and sales of any Security (other than ETFs) up to $10,000 in the aggregate in any 30-day period do not require pre-approval. This exception is not applicable to the 60-day holding period described below in Section 8.F. Additionally, purchases and sales of any Security (other than ETFs) may not be netted within the 30-day period. For example, a stock purchase effected on January 1st in the amount of $5,000 followed by a $4,000 purchase of the same stock on January 15th would be considered permissible transactions under this de minimis exception and therefore not subject to the seven-day blackout period. However, a subsequent sale on January 20th in the amount of $3,000 would require pre-approval for the reason that the January 1st and 15th purchases and the January 20th sale of the same stock in the aggregate exceeds $10,000 within a 30-day period.

                    F. SHORT-TERM TRADING (60 DAYS). No Investment Person may purchase and sell, or sell and purchase, in his or her Personal Account any Security within any period of sixty (60) calendar days, except:

                              (i) Transactions in Securities that are exempt
from the pre-approval requirements as described above in Section 8.C.

                              (ii) a Security sold at a loss, if the trade has
been pre-approved by the Code Administrator.

The 60-day holding period will be calculated according to a "last-in, first-

out" methodology.

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

                    G. DURATION OF PRE-APPROVALS. Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted or as otherwise specified by the Code Administrator.

9. REPORTING REQUIREMENTS.


                    All OppenheimerFunds Employees have an obligation to provide notice to the Code Administrator on a timely basis if there is a change to their duties, responsibilities or title that affects their reporting status under this Code.

A. ALL EMPLOYEES (WHO ARE NOT ACCESS PERSONS OR INVESTMENT PERSONS)

     (i) DUPLICATE CONFIRMS. Each Employee shall arrange for duplicate copies of confirmations of all transactions and/or periodic account statements of all Personal Accounts to be sent directly to the Code Administrator. Account statements are not required if a Personal Account does not have the ability to hold Securities (I.E., a traditional checking account).

     (ii) INITIAL AND ANNUAL REPORTS. Each Employee must initially and on an annual basis thereafter, report in writing to the Code Administrator all holdings and all transactions in Securities occurring in his or her Personal Account and any new Personal Account established during the most recent year (such information to be current as of a date no more than 45 days before the report is submitted). Each initial and annual report must contain the following information:

          [] Name(s) in which the Personal Account is registered and the date the Personal Account was established;

          [] Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

          [] Name of the broker, dealer or bank with which the Personal Account is maintained; and

          []   The date the report is submitted.

                    Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Employee has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

B. ACCESS PERSONS (INCLUDING INVESTMENT PERSONS)

     (i) DUPLICATE CONFIRMS. Each Access Person or Investment Person shall arrange for duplicate copies of confirmations of all transactions and/or periodic account statements of all Personal Accounts to be sent directly to the Code Administrator. Account statements are not required if a Personal Account does not have the ability to hold Securities (I.E., a traditional checking account).

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

     (ii) QUARTERLY REPORTS. Each Access Person or Investment Person must report in writing to the Code Administrator, within 30 days after the end of each calendar quarter, all transactions in Securities occurring in the quarter in his or her Personal Account and any new Personal Account established during the most recent calendar quarter. If there were no such transactions or new accounts, the report should state "None".

                    An Access Person or Investment Person is deemed to be in compliance with these reporting requirements if all the information required is contained in trade confirmations and/or periodic account statements previously provided to the Code Administrator for the time period covered by the quarterly report.

                    Each quarterly report must contain the following information with respect to each reportable transaction:

          [] Name(s) in which the Personal Account is registered and the date the Personal Account was established;

          [] Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

          [] Title and type of security, number of shares, principal amount, interest rate and maturity (if applicable) of each Security and the price at which the transaction was effected;

          [] Name of the broker, dealer or bank with or through whom the Account was established or through which the transaction was effected; and

          []   The date the report is submitted.

     (iii) INITIAL AND ANNUAL REPORTS. Each Access Person or Investment Person shall, within 10 days after becoming an Access Person or Investment Person, and at least annually thereafter, provide a written holdings report to the Code Administrator with the following information (such information to be current as of a date no more than 45 days before the report is submitted):

          [] Name(s) in which the Personal Account is registered and the date the Personal Account was established;

          [] Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

          [] Name of the broker, dealer or bank with which the Personal Account is maintained; and

          []   The date the report is submitted.

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

                    Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Access Person has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

     (iv) SECURITIES EXEMPT FROM REPORTING REQUIREMENTS. Holdings of and transactions in the types of Securities listed below are exempt from the reporting requirements of the Code and do not have to be included in reports submitted to the Code Administrator.

                              (a) Involuntary purchases or sales of Securities
in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

                              (b) Purchases of Securities in a Personal Account
that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

                              (c) Securities issued by the U.S.
instrumentalities and government-sponsored enterprises; government, its agencies,

                              (d) Bankers' acceptances, bank certificates of
deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days and are rated in one of the two highest rating categories by a nationally recognized statistical rating organization; or

                              (e) Shares of any open-end non-Oppenheimer fund
except an open-end investment company for which OppenheimerFunds serves as the investment sub-adviser or any ETF. (Any trade in an ETF does have to be reported.)

  (v) OUTSIDE DIRECTORS. A director of OFI who is not otherwise an employee of OFI shall have satisfied the reporting requirements under this Section 9 if (i) such a director is in compliance with the reporting requirements under a code of ethics of an OFI "affiliated person", adopted in compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, to which such a director is subject (an "Affiliate Code"), and (ii) the Code Administrator receives a certification from such an OFI "affiliated person" that the director has satisfied the Affiliate Code's reporting requirements and the director either did not have any reportable violations under the Affiliate Code during the period covered by the certification or any such violations are reported in such certification. Solely for purposes of this Section 9.B.(v), the term "affiliated person" shall have the meaning ascribed to such term under Section 2(a)(3) of the Investment Company Act.

10. CERTIFICATIONS (FOR ALL EMPLOYEES).

                     (a) Every Employee shall acknowledge that he or she has received the Code of Ethics and understands that he or she is subject to its requirements.

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

                    (b) Every Employee shall acknowledge and certify at least annually that he or she: (i) has read and understands the Code of Ethics; (ii) is subject to its requirements; and (iii) has complied with the requirements of the Code of Ethics.

                    (c) Every Employee shall certify annually that he or she has reported all transactions in and holdings of Securities in Personal Accounts required to be reported pursuant to the Code.

11. INDEPENDENT DIRECTORS OF OPPENHEIMER FUNDS.


                    An Independent Director of an Oppenheimer Fund is required to report only those transactions in his or her Personal Account in a Security (excluding, for purposes of this subparagraph, open-end Oppenheimer Funds) that at the time such Director knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was Being Considered for Purchase or Sale by an Advisory Client during the fifteen (15) calendar day period immediately before or after the date of the Independent Director's transaction. No report will be required for any quarter in which an Independent Director has only exempt transactions to report.

                    Sanctions for any violation of this Code of Ethics by an Independent Director of an Oppenheimer Fund or a Director of OFI will be determined by a majority vote of other Independent Directors of such Fund or other Directors of OFI, as applicable.

12. PENALTIES AND SANCTIONS.

                    (a) DISGORGEMENT. Any profits realized or losses avoided on trades prohibited by Sections 7-8 shall be subject to disgorgement.

                    (b) SANCTIONS. Any violation of this Code shall be subject to the imposition of such sanctions by the Code Administrator as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code, provided, however, if the sanctions includes suspension or termination of employment, such suspension or termination must be further approved by the Code of Ethics Oversight Committee and the chief executive officer of the relevant company.

                    Such sanctions may include, but will not necessarily be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected Advisory Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

                    (c) LEGAL ACTION. OppenheimerFunds reserves the right to take any legal action it deems appropriate against any Employee who violates any provision of this Code and to seek to hold Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that OppenheimerFunds may incur as a direct or indirect result of any such Employee's violation of this Code or related law or regulation.

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

                    (d) REVIEW PROCESS. An Employee may request review by the Code of Ethics Oversight Committee of a decision or determination made by the Code Administrator pursuant to this Code. The Committee, in its sole discretion, may elect to consider or reject the request for review.

13. DUTIES OF THE CODE OF ETHICS OVERSIGHT COMMITTEE.


                    The Code of Ethics Oversight Committee is responsible for establishing policies and procedures for the administration of the Code, considering and approving amendments to the Code, and reviewing and considering any decisions made by the Code Administrator upon request of an Employee or involving suspension or termination of employment. The Committee may be assisted by counsel in fulfilling its duties if deemed appropriate. The membership of the
Code of Ethics Oversight Committee shall consist of OFI's personnel as may be appointed by the chief executive officer of OFI from time to time. Any Committee member may be removed from the Committee at the sole discretion of the chief executive officer.

14.  DUTIES OF THE CODE ADMINISTRATOR.

The Code Administrator shall have the following responsibilities:

                    (a) Maintaining a current list of the names of all Access Persons and Investment Persons with an appropriate description of their title or employment;

                    (b) Furnishing all Employees and Access Persons with a copy of this Code and initially and periodically informing them of their duties and obligations thereunder;

                    (c) Designating, as desired, appropriate personnel to review transaction and holdings reports submitted by Access Persons;

                    (d) Reviewing and considering pre-approval requests from Access Persons and Investment Persons and setting forth in detail the rationale for any approvals granted to such Access Persons or Investment Persons;

                    (e) Maintaining or supervising the maintenance of all records required by this Code;

                    (f) Reviewing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same security was held, purchased or sold by an Advisory Client;

                    (g) Issuing any interpretation of this Code that may appear consistent with the objectives of this Code;

                    (h) Conducting such investigations as shall reasonably be required to detect and report any apparent violations of this Code to the Code of Ethics Oversight Committee and to the Directors of the affected Oppenheimer Funds;

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

                    (i) Submitting a quarterly report to the Board of Directors of each potentially affected Oppenheimer Fund of any violations of this Code and the sanction imposed as a result; any material interpretations issued by and any material exemptions or waivers found appropriate by the Code Administrator; and any other significant information concerning the appropriateness of this Code.

                    (j) Submitting a written report at least annually to the Board of Directors of each Oppenheimer Fund that:

                         (i) describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

                         (ii) summarizes existing procedures concerning
                              personal investing and any changes in the procedures made during the previous year;

                         (iii) identifies any recommended changes in existing
                              restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations;

                         (iv) reports with respect to the implementation of
                              this Code through orientation and training programs and on-going reminders; and

                         (v)  certifies that each Oppenheimer Fund,
                              OppenheimerFunds and OFDI, each have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

15. RECORDKEEPING.

                    The Code Administrator shall maintain and cause to be maintained in an easily accessible place, the following records:

                    (a) A copy of any Code adopted pursuant to Rule 17j-1 under the Investment Company Act or Rule 204A-1 under the Advisers Act which has been in effect during the most recent five (5) year period;

                    (b) A record of any violation of any such Code, and of any action taken as a result of such violation, within five (5) years from the end of the fiscal year of OppenheimerFunds in which such violation occurred;

                    (c) A copy of all acknowledgements by Access Persons during the most recent five (5) year period;

                    (d) A copy of each report made by a Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports,

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

within five (5) years from the end of the fiscal year of OppenheimerFunds in which such report is made or information is provided, the first two (2) years in an easily accessible place;

                    (e) A copy of each report made by the Code Administrator within five (5) years from the end of the fiscal year of OppenheimerFunds in which such report is made or issued, the first two (2) years in an easily accessible place;

                    (f) A list, in an easily accessible place, of all persons who are, or within the most recent five (5) year period have been Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code or who are or were responsible for reviewing these reports; and

                    (g) A record of any decision, and the reasons supporting the decision, to permit an Access Person or Investment Person to acquire a Private Placement or Initial Public Offering security, for at least five (5) years after the end of the fiscal year in which permission was granted.

16. AMENDMENTS.

                    Any material changes to this Code must be approved by the board of directors of each company adopting this Code, and, if this Code is adopted as the Code of Ethics of the Oppenheimer Funds, by the board of directors or trustees of each Oppenheimer Fund, including a majority of the Independent Directors or Trustees. Approval of any material change to this Code by the board of directors or trustees of the Oppenheimer Funds must be obtained within six months after the change has been adopted by OppenheimerFunds.

17. EXEMPTIONS.

                    Investment Persons may apply for an exemption from this Code's restrictions under Sections 8.D--"Seven-Day Blackout Period" and 8.F--"Short-Term Trading (60 Days)".
Exemptions made pursuant to this Section 17 are subject to the prior written approval of
OppenheimerFunds' Chief Compliance Officer and OppenheimerFunds' General Counsel. An
Investment Person seeking an exemption pursuant to this Section 17 must submit a written request to OppenheimerFunds' Chief Compliance Officer (or his designee) setting forth in detail the extraordinary circumstances that form the basis for the request (E.G., unanticipated and emergency financial need, such as medical expenses, dependent care or unforeseen household or family developments). OppenheimerFunds' Chief Compliance Officer (or his designee) shall promptly forward such requests to OppenheimerFunds' General Counsel (or his designee). In evaluating an exemption made pursuant to this Section 17, OppenheimerFunds' Chief Compliance Officer and OppenheimerFunds' General Counsel shall consider whether granting such an exemption:

(i) is consistent with the provisions of this Code and applicable laws and regulations; and

(ii) will not disadvantage an Advisory Client or result in a conflict of interest.


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

                    Exemptions that have been approved by each of OppenheimerFunds' Chief Compliance Officer and OppenheimerFunds' General Counsel pursuant to this Section 17 must be documented by OppenheimerFunds' Chief Compliance Officer and reported to the Code of Ethics Oversight Committee and the New York and Denver Boards of the Oppenheimer Funds.

This CODE OF ETHICS DATED MAY 25, 2012 has been adopted by:

The New York and Denver Boards of the Oppenheimer Funds OppenheimerFunds, Inc.

OppenheimerFunds Distributor, Inc. Centennial Asset Management Corporation Oppenheimer Real Asset Management, Inc. OFI Institutional Asset Management, Inc. HarbourView Asset Management Corporation OFI Private Investments, Inc. OFI Trust Company

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